FOR IMMEDIATE RELEASE AMYRIS, INC. REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS • Record consumer revenue of $43 million increased 108% compared to Q2 2021 • Ingredients sold out in first half with $15 million backlog to be supplied in H2 • Cost actions and price increases to deliver $50 million of EBITDA improvements in H2 • $700 million non-equity funding and earnout provides liquidity to sustained profitability Emeryville, CA – August 9, 2022 – Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company accelerating the world’s transition to sustainable consumption through its Lab-to-MarketTM technology platform and clean beauty consumer brands, today announced financial results for the second quarter ended June 30, 2022. “Q2 2022 Core revenue of $65.2 million grew 54% versus Q2 2021 and was driven by record consumer revenue of $43.0 million, a 108% year-over-year increase for the quarter and 113% growth year-to-date, which compares to 16% for the U.S. prestige beauty sector,“ commented John Melo, President and Chief Executive Officer. “All of our distribution channels are performing well. Our omnichannel strategy is delivering strong growth with our retail channel representing 55% of Q2 consumer revenue as consumers increasingly resume in store experiences and purchasing, and 45% attributable to direct-to-consumer ecommerce. In the second quarter, our consumer products were on the shelves in 9,000 stores which compares to 1,500 in the year ago quarter. This number is rapidly expanding with thousands of Walmart stores being added.” “We are very pleased with the strong operational performance and execution across our business. We delivered the most rapid growth rate of any major consumer beauty company in the categories we compete in during the quarter. The start-up of our greenfield state-of-the-art bio-fermentation facility in Barra Bonita, Brazil was a major strategic milestone, and we completed two acquisitions, one of which was a new manufacturing facility for cosmetics and personal care products in Brazil. We are transitioning to lower cost fulfillment and away from China sourced packaging materials to mitigate supply chain issues, reduce freight expense and improve overall resiliency of our supply chain. We deepened our relationship with the world’s leading retailers and sold all of the ingredients we produced in the quarter. We also made significant progress with the setup of infrastructure for our expansion into Europe.” “During the first half of this year, we have delivered on our plan to make significant investments in our infrastructure, along with increasing the scale of our consumer business. We are transitioning to harvesting these investments and expect to deliver $50 million in EBITDA improvements during the second half from a combination of price increases, SG&A reduction from leveraging marketing spends across the portfolio, reducing our manufacturing costs, and lower packaging and fulfillment costs across our consumer brands. “We are moving beyond the period of significant investment and the constraints on our ingredients production capacity. We are entering the second half with a consumer business that we expect to deliver accelerated growth year-over-year, and a $15 million ingredient backlog for shipping in the second half. We have a robust outlook for the remainder of the year and our guidance remains intact. We have visibility to over $700 million of funding and cash inflow from earnouts with $200 million expected during the third quarter. We have built the leading clean beauty consumer brands, which are accelerating the reach of our Lab-to-Market technology. We are just getting started as the world’s leading developer and producer of clean, sustainable chemistry.”

Q2 and H1 2022 Sales Revenue

Core revenue comprises consumer and technology access revenue. Technology access includes ingredient product revenue, R&D collaboration, and technology licenses. Core revenue excludes strategic transactions and other one-off items.

	Three Months Ended June 30,			Six Months Ended June 30,		
(In millions)	2022	2021	YoY%	2022	2021	YoY%
Consumer	$ 43.0	$ 20.7	108%	77.5	36.3	113%
Technology Access	22.2	21.6	3%	45.4	39.0	16%
Core	65.2	42.3	54%	122.9	75.4	63%
Strategic Transactions/One-Off Items[1]	0.0	10.0	-100%	0.0	153.8	-100%
Reported Total	$ 65.2	$ 52.3	25%	122.9	229.2	-46%

[1]Strategic Transactions/One-Off Items includes $143.6m DSM F&F transaction (Q1 2021); $0.2m discontinued ingredients value share (Q1 2021); and $10.0m Ingredion RebM transaction (Q2 2021)

Q2 2022 Financial Highlights

- Core revenue of $65.2 million increased 54% compared to Q2 2021 revenue of $42.3 million. Q2 2022 core revenue included record consumer revenue of $43.0 million, an increase of $22.3 million or 108% and technology access revenue of $22.2 million, an increase of 3% compared to the prior year quarter. Consumer and ingredients product revenue grew in each of our geographic markets.
- Total reported revenue of $65.2 million increased 25% compared to the prior year quarter.
- Consumer growth was driven by solid year-over-year growth of Biossance® and strong contributions from new brands, led by JVN™, Rose Inc.™ and MenoLabs™. Direct-to-consumer sales, which comprised 45% of total consumer sales, grew approximately 98% year over year. In-store and online retail sales, which comprised 55% of total consumer sales, grew approximately 111% year over year. Revenue from Sephora grew approximately 25% year-over-year. During the second quarter, Amyris brands were available at approximately 9,000 physical locations compared to approximately 1,500 during Q2 2021.
- Technology access grew primarily due to increased technology license revenue, partially offset by the production campaign timing of an F&F ingredient. This is normal for Amyris' ingredients business, which is campaign driven and not seasonal. Sales of the highest demand ingredients, squalane and hemisqualane, encountered capacity constraints, but are well-positioned for strong growth in the second half of 2022. During the quarter, Amyris commenced production at its state-of-the-art large-scale precision fermentation plant in Barra Bonita, Brazil enabling the shipping of $15 million in ingredient backlog starting in the third quarter.
- Non-GAAP core gross margin of $28.4 million, or 44% of revenue, increased from $16.5 million, or 39% of revenue in Q2 2021. Increased gross margin in Q2 2022 reflects a year-over-year increase in technology license revenue which was partially offset by lower average consumer gross margins due to brand portfolio and channel mix, higher ingredients input costs due to unfavorable contract manufacturing economics, and lower R&D collaboration revenue.
- Gross profit of $11.7 million, excluding $10.0 million related to the Q2 2021 strategic transaction, or 18% of revenue was on par with the prior year quarter, but down 10 percentage points due to a significant increase in freight and logistics expense related to higher rates and increased airfreight to support three new brands and the build of safety stock to address external supply chain challenges.
- Cash operating expense of $136.3 million increased by $73.7 million compared to Q2 2021 due to an increase of $56.8 million in selling expense, $14.3 million in G&A expense, and $2.6 million in R&D expense. The increases were principally related to selling expense and driven by a combination of increased headcount (both organic and from acquisitions), significant investments in both existing and developing brands for paid media and advertising, expanded retail and ecommerce sales in the U.S. and internationally, growth-driven consumer order fulfillment and shipping expense and comparatively low prior year travel expense due to COVID-19.

• Adjusted EBITDA of -$125.0 million decreased $73.9 million, excluding the $10.0 million from the Q2 2021 strategic transaction, primarily due to higher operating expense, and freight costs which include significantly higher levels of air shipping. • GAAP net income/loss was significantly influenced by non-cash mark-to-market adjustments related to changes in the fair value of debt and derivatives. GAAP net loss of $110.0 million, or a loss of $0.34 per share, compared to net income of $15.4 million, or $0.05 per share, in Q2 2021. • Cash at the end of Q2 2022 was $106.5 million, compared to $292.7 million at the end of Q1 2022. H1 2022 Financial Highlights • Total revenue of $122.9 million decreased 46% compared to the prior year period which included $153.8 million of proceeds from strategic transactions. • For the first half of 2022, core revenue of $122.9 million increased 63% compared to H1 2021 revenue of $75.4 million. H1 2022 core revenue included record consumer revenue of $77.5 million, an increase of 113% compared to 2021, and technology access revenue of $45.4 million, an increase of 16% compared to 2021. • Non-GAAP core gross margin of $55.2 million, or 45% of revenue, increased from $33.5 million or 44% of revenue in H1 2021. • Gross profit of $21.3 million or 17% of revenue was below prior year due to a significant increase in freight and logistics expense • Cash operating expense of $253.8 million increased by $137.2 million, compared to H1 2021 primarily due to an increase of $102.9 million in selling expense, $28.2 million in G&A expense, and $6.1 million in R&D expense. The increases were primarily driven by a combination of increased headcount (both organic and from acquisitions), brand investments in paid media and advertising, growth-driven consumer order fulfillment and shipping expense, and comparatively low prior year travel expense due to COVID-19. • Adjusted EBITDA of -$232.5 million, decreased $140.1million, excluding the $153.8 million from the H1 2021 strategic transactions, primarily due to higher operating expense, and freight costs. • GAAP net loss was significantly influenced by non-cash mark-to-market adjustments related to changes in the fair value of debt and derivatives. GAAP net loss was $217.3 million, or a loss of $0.69 per share, compared to a loss of $274.8 million, or a loss of $0.98 per share, in H1 2021. 2022 Financial Outlook Reiterating full year core revenue outlook: consumer revenue is expected to grow more than 150% year-over- year, and technology access revenue is estimated to grow around 40% year-over-year. Revenue, margin and EBITDA Improvement versus H1 run rate: During the second quarter we increased the pricing of certain ingredients and we are also planning price increases for our consumer portfolio with an estimated combined contribution of $10 million in the second half. Additionally, we are implementing cost reduction actions with an estimated impact of $40 million in the second half comprising global supply chain and logistics enhancements that include freight and logistics optimization and the consolidation of manufacturing, global purchasing and reduction of packaging costs. We also have identified substantial opportunities to reduce overall marketing spend as a result of the rapidly changing digital media landscape and through portfolio leverage. Total EBITDA impact for the second half of 2022 is estimated to be $50 million and $175 million annualized for 2023. Conference Call Amyris will host a conference call today at 9:00 am ET (6:00 am PT) to discuss its Q2 2022 financial results and provide a business and financial update.

Live audio webcast/conference call: Webcast: please visit http://investors.amyris.com. U.S. Dial-In Number: (844) 850-0551. International Dial-In Number: (412) 902-4203. Please connect to the website or dial in to the conference call 15 minutes prior to the start of the call to avoid connection delays. If a participant will be listen-only, they are encouraged to listen via the webcast on Amyris' investor page. A replay of the webcast will be available on the Investor Relations section of Amyris’ website. FINANCIAL RESULTS AND NON-GAAP INFORMATION To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures that we believe are helpful in understanding our financial results. These non-GAAP financial measures are among the factors management uses in planning and forecasting future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Amyris’ historical performance as well as comparisons to the operating results of other companies. Management believes these non-GAAP financial measures, when considered together with financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ abilities to meaningfully compare our results from period to period, identify operating trends in our business, and track and model our financial performance. In addition, our management believes that these non-GAAP financial measures allow for greater transparency into the indicators used by management to understand and evaluate our business and make operating decisions. Non-GAAP financial information is not prepared under a comprehensive set of accounting rules, and therefore, should only be read in conjunction with financial information reported under GAAP in order to understand Amyris’ operating performance. A reconciliation of the non-GAAP financial measures presented in this release to the most directly comparable GAAP financial measure, is provided in the tables attached to this press release. Our Non-GAAP financial measures include the following: Non-GAAP Gross Margin (Gross Margin) is calculated as GAAP revenue less non-GAAP cost of products sold divided by GAAP revenue. Non-GAAP cost of products sold excludes other costs/provisions, inventory lower of cost or net realizable value adjustments, excess capacity, manufacturing capacity fee adjustments, stock-based compensation expense, depreciation and amortization Non-GAAP Cash Operating Expense is calculated as GAAP Operating Expense minus non-cash stock- based compensation, depreciation and amortization, non-recurring transaction and acquisition expense, contract credit loss reserve, and R&D performance agreement termination. EBITDA is calculated as GAAP net income (loss) less interest, expense, income tax expense, depreciation and amortization expense, and loss allocated to participating securities. Adjusted EBITDA is calculated as EBITDA less income attributable to noncontrolling interest, gain/loss from change in fair value of derivatives, gain/loss from changes in the fair value of debt, loss upon debt extinguishment, other income/expense, loss from investment in affiliate, inventory lower of cost or net realizable value adjustments, non-recurring transaction and acquisition expense, stock-based compensation expense, R&D performance agreement termination, manufacturing capacity fee adjustment and contract asset credit loss reserve. Adjusted net income (loss) is calculated as GAAP net income/loss excluding stock-based compensation expense, gain/loss from change in fair value of derivatives, gain/ loss from changes in the fair value of debt, losses upon debt extinguishment, income/loss attributable to noncontrolling interest, loss allocated to participating securities, inventory lower of cost or net realizable value adjustments, R&D performance agreement termination, manufacturing capacity fee adjustments, non-recurring transaction and acquisition expense, other income/expense, and gain/loss from investment in affiliate.

Adjusted EPS is calculated by dividing adjusted net income (loss) by the weighted average shares, basic outstanding for the period. About Amyris Amyris (Nasdaq: AMRS) is a leading synthetic biotechnology company, transitioning the Clean Health & Beauty and Flavors & Fragrances markets to sustainable ingredients through fermentation and the company’s proprietary Lab-to-MarketTM technology platform. This Amyris platform leverages state-of-the-art machine learning, robotics and artificial intelligence, enabling the company to rapidly bring new innovation to market at commercial scale. Amyris ingredients are included in over 20,000 products from the world's top brands, reaching more than 300 million consumers. Amyris also owns and operates a family of consumer brands that is constantly evolving to meet the growing demand for sustainable, effective and accessible products. For more information, please visit http://www.amyris.com. Amyris, the Amyris logo, Biossance, JVN, Lab-to-Market, , MenoLabs and Rose Inc. are trademarks or registered trademarks of Amyris, Inc. or its subsidiaries in the U.S. and/or other countries. Forward-Looking Statements This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as Amyris’ financial outlook for 2022; Amyris’ 2022 goals and future milestones, including actions to reduce costs and improve EBITDA in H2 2022, price increases and reductions in spend; Amyris’ expectations regarding potential funding transactions to provide liquidity, the timing thereof and potential proceeds therefrom; and Amyris’ expectations regarding efforts to mitigate supply chain issues, reduce freight expense and improve overall resiliency. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to fund operating and capital expenses, risks related to its financing activities, risks related to potential delays or failures in completing and integrating planned acquisitions, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to the COVID-19 pandemic and any other geopolitical events, including Russia’s invasion of Ukraine, resulting in global economic, financial and supply chain disruptions that may negatively impact Amyris’ business operations and financial results or cause market volatility, risks related to Amyris' reliance on third parties particularly in the supply chain, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise. Investors: Amyris, Inc. Paul Vincent vincent@amyris.com +1 (510) 450-0761 Argot Partners Jason Finkelstein amyris@argotpartners.com +1 (212) 600-1902 Media: Amyris, Inc. Beth Bannerman bannerman@amyris.com +1 (510) 914-0022

### Financial Tables Follow

Amyris, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands June 30, 2022 December 31, 2021 Assets Current assets: Cash and cash equivalents $ 99,820 $ 483,462 Restricted cash 1,090 199 Accounts receivable, net 41,125 37,074 Accounts receivable - related party, net 5,001 5,667 Contract assets 3,946 4,227 Contract assets - related party 15,265 - Inventories 99,195 75,070 Prepaid expenses and other current assets 44,667 33,513 Total current assets 310,109 639,212 Property, plant and equipment, net 151,137 72,835 Restricted cash, noncurrent 5,633 4,651 Recoverable taxes from Brazilian government entities 22,038 16,740 Right-of-use assets under financing leases, net 393 7,342 Right-of-use assets under operating leases, net 90,070 32,428 Goodwill 134,164 131,259 Intangible assets, net 57,645 39,265 Other assets 18,251 10,566 Total assets $ 789,440 $ 954,298 Liabilities, Mezzanine Equity and Stockholders' (Deficit) Equity Current liabilit ies: Accounts payable $ 102,962 $ 79,666 Accrued and other current liabilit ies 80,689 71,457 Financing lease liabilit ies 12 140 Operating lease liabilit ies 1,640 7,689 Contract liabilit ies 816 2,530 Debt, current portion 955 896 Related party debt, current portion - 107,427 Total current liabilit ies 187,074 269,805 Long-term debt, net of current portion 672,965 309,061 Related party debt, net of current portion 51,516 - Financing lease liabilit ies, net of current portion 54 61 Operating lease liabilit ies, net of current portion 75,285 19,829 Derivative liabilit ies 1,649 7,062 Acquisition-related contingent consideration 40,275 64,762 Other noncurrent liabilit ies 4,210 4,510 Total liabilit ies 1,033,028 675,090 Commitments and contingencies Mezzanine equity: Contingently redeemable common stock 5,000 5,000 Redeemable noncontrolling interest 31,004 28,520 Stockholders’ (deficit) equity: Common stock 32 31 Additional paid-in capital 2,357,311 2,656,838 Accumulated other comprehensive loss (61,351) (52,769) Accumulated deficit (2,568,986) (2,357,661) Total Amyris, Inc. stockholders’ (deficit) equity (272,994) 246,439 Noncontrolling interest (6,598) (751) Total stockholders' (deficit) equity (279,592) 245,688 Total liabilit ies, mezzanine equity and stockholders' (deficit) equity $ 789,440 $ 954,298

Amyris, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except shares and per share amounts)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Revenue:				
Renewable products	$ 54,390	$ 37,172	$ 97,855	$ 65,351
Licenses and royalties	6,454	11,000	15,767	154,800
Collaborations, grants and other	4,363	4,144	9,294	9,024
Total revenue	65,207	52,316	122,916	229,175
Cost and operating expenses:				
Cost of products sold[(1)]	55,930	30,421	104,925	53,080
Research and development[(1)]	26,111	22,424	52,469	45,756
Sales, general and administrative[(1)]	126,587	54,340	233,503	92,262
Total cost and operating expenses	208,628	107,185	390,897	191,098
(Loss) income from operations	(143,421)	(54,869)	(267,981)	38,077
Other income (expense):				
Interest expense	(5,304)	(4,723)	(10,567)	(10,536)
Gain (loss) from change in fair value of derivative instruments	3,598	5,141	5,413	(17,604)
Gain (loss) from change in fair value of debt	35,114	70,132	55,910	(256,653)
Gain (loss) upon extinguishment of debt	-	935	-	(26,378)
Other income (expense), net	780	28	(2,272)	(650)
Total other income (expense), net	34,188	71,513	48,484	(311,821)
(Loss) income before income taxes and loss from investment in affiliate	(109,233)	16,644	(219,497)	(273,744)
Benefit from (provision for) income taxes	685	(57)	1,505	(112)
Loss from investment in affiliate	(4,972)	(1,140)	(5,761)	(748)
Net (loss) income	(113,520)	15,447	(223,753)	(274,604)
Less: loss (income) attributable to noncontrolling interest	3,507	(66)	6,435	(1,266)
Net (loss) income attributable to Amyris, Inc.	(110,013)	15,381	(217,318)	(275,870)
Less: (income) loss allocated to participating securities	-	(13)	-	1,086
Net (loss) income attributable to Amyris, Inc. common stockholders, basic	$ (110,013)	$ 15,368	$ (217,318)	$ (274,784)
Weighted-average shares of common stock outstanding used in computing income (loss) per share of common stock, basic	319,916,244	320,088,143	316,425,739	279,819,520
(Loss) income per share attributable to common stockholders, basic	$ (0.34)	$ 0.05	$ (0.69)	$ (0.98)
Weighted-average shares of common stock outstanding used in computing loss per share of common stock, diluted	336,642,879	338,807,849	335,798,276	279,819,520
Loss per share attributable to common stockholders, diluted	$ (0.44)	$ (0.16)	$ (0.80)	$ (0.98)
[(1)] Includes stock-based compensation expense as follows:				
Cost of products sold	$ 81	$ 73	$ 159	$ 137
Research and development	1,784	1,318	3,401	2,380
Sales, general and administrative	10,782	7,355	20,675	10,511
	$ 12,647	$ 8,746	$ 24,235	$ 13,028

Amyris, Inc.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Net (loss) income attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ (110,013)	$ 15,368	$ (217,318)	$ (274,784)
Non-GAAP adjustments:				
Loss allocated to participating securities	-	13	-	(1,086)
Non-recurring transaction and acquisition expense	-	3,306	-	3,306
Manufacturing capacity fee adjustment	1,204	-	2,616	1,482
Inventory lower-of-cost-or-net realizable value adjustment	611	(1,072)	(355)	(1,233)
R&D Performance Agreement termination	-	-	-	1,850
Hand sanitizer write-off	-	516	(94)	516
M&A transaction legal expense	224	-	2,059	-
Stock-based compensation expense	12,647	8,746	24,235	13,028
(Gain) loss from change in fair value of derivative instruments	(3,598)	(5,141)	(5,413)	17,604
(Gain) loss from change in fair value of debt	(35,114)	(70,132)	(55,910)	256,653
(Gain) loss upon extinguishment of debt	-	(935)	-	26,378
Income (loss) attributable to noncontrolling interest	(3,507)	66	(6,435)	1,266
Other expense, net, and loss (gain) from investment in affiliate, net	4,192	1,112	8,033	1,398
Net (loss) income attributable to Amyris, Inc. common stockholders (non-GAAP)	$ (133,354)	$ (48,153)	$ (248,582)	$ 46,378
Weighted-average shares outstanding				
Weighted-average shares of common stock outstanding used in computing loss per share attributable to Amyris, Inc. common stockholders, basic (GAAP and non-GAAP)	319,916,244	320,088,143	316,425,739	279,819,520
(Loss) earnings per share attributable to Amyris, Inc. common stockholders - Basic (GAAP)	$ (0.34)	$ 0.05	$ (0.69)	$ (0.98)
Non-GAAP adjustments:				
Loss allocated to participating securities	-	0.00	-	(0.00)
Non-recurring transaction and acquisition expense	-	0.01	-	0.01
Manufacturing capacity fee adjustment	0.00	-	0.01	0.01
Inventory lower-of-cost-or-net realizable value adjustment	0.00	(0.00)	(0.00)	(0.00)
R&D Performance Agreement termination	-	-	-	0.01
Hand sanitizer write-off	-	0.00	(0.00)	0.00
M&A transaction legal expense	0.00	-	0.01	-
Stock-based compensation expense	0.04	0.03	0.08	0.05
(Gain) loss from change in fair value of derivative instruments	(0.01)	(0.02)	(0.02)	0.06
(Gain) loss from change in fair value of debt	(0.11)	(0.22)	(0.18)	0.92
(Gain) loss upon extinguishment of debt	-	(0.00)	-	0.09
Income (loss) attributable to noncontrolling interest	(0.01)	0.00	(0.02)	0.00
Other expense, net, and loss (gain) from investment in affiliate, net	0.01	0.00	0.03	0.00
(Loss) earnings per share attributable to Amyris, Inc. common stockholders (non-GAAP)[1]	$ (0.42)	$ (0.15)	$ (0.79)	$ 0.17
[1] Amounts may not sum due to rounding.	-	-	-	-

ADJUSTED EBITDA	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
GAAP net (loss) income attributable to Amyris, Inc. common stockholders - Basic	$ (110,013)	$ 15,368	$ (217,318)	$ (274,784)
Interest expense	5,304	4,723	10,567	10,536
Income taxes	(685)	57	(1,505)	112
Depreciation and amortization	3,770	2,322	7,062	4,435
Loss allocated to participating securities	-	13	-	(1,086)
EBITDA	(101,624)	22,483	(201,194)	(260,787)
Manufacturing capacity fee adjustment	1,204	-	2,616	1,482
Inventory lower-of-cost-or-net realizable value adjustment	611	(1,072)	(355)	(1,233)
Hand sanitizer write-off	-	516	(94)	516
R&D Performance Agreement termination	-	-	-	1,850
Non-recurring transaction and acquisition expense	-	3,306	-	3,306
M&A transaction legal expense	224	-	2,059	-
Stock-based compensation expense	12,647	8,746	24,235	13,028
(Gain) loss from change in fair value of derivative instruments and debt, (gain) loss upon extinguishment of debt, other (income) expense, and (gain) loss from investment in affiliate	(34,520)	(75,096)	(53,290)	302,033
(Loss) income attributable to noncontrolling interest	(3,507)	66	(6,435)	1,266
Adjusted EBITDA	$ (124,965)	$ (41,051)	$ (232,458)	$ 61,461

Amyris, Inc. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (Unaudited) Three Months Ended June 30, Six Months Ended June 30, (In thousands) 2022 2021 2022 2021 Revenue (GAAP and non-GAAP) Renewable products 54,390$ 37,172$ 97,855$ 65,351$ Licenses and royalties 6,454 11,000 15,767 154,800 Collaborations, grants and other 4,363 4,144 9,294 9,024 Revenue (GAAP and non-GAAP) 65,207$ 52,316$ 122,916$ 229,175$ Cost of products sold (GAAP) 55,930$ 30,421$ 104,925$ 53,080$ Other costs and provisions (15,938) (3,692) (32,461) (8,165) Manufacturing capacity fee adjustment (1,204) - (2,616) (1,482) Hand sanitizer write-off - (516) 94 (516) Excess capacity (748) (832) (1,411) (1,037) Inventory lower-of-cost-or-net realizable value adjustment (611) 1,072 355 1,233 Stock-based compensation expense (81) (73) (159) (137) Depreciation and amortization (526) (550) (1,016) (1,064) Cost of products sold (non-GAAP) 36,822$ 25,830$ 67,711$ 41,912$ Adjusted gross profit (non-GAAP) 28,385$ 26,486$ 55,205$ 187,263$ Gross margin % 44% 51% 45% 82% Research and development expense (GAAP) 26,111$ 22,424$ 52,469$ 45,756$ Stock-based compensation expense (1,784) (1,318) (3,401) (2,380) Depreciation and amortization (1,611) (1,350) (3,093) (2,671) R&D performance agreement termination - - - (1,850) Research and development expense (non-GAAP) 22,716$ 19,756$ 45,975$ 38,855$ Sales, general and administrative expense (GAAP) 126,587$ 54,340$ 233,503$ 92,262$ Stock-based compensation expense (10,782) (7,355) (20,675) (10,511) Depreciation and amortization (1,633) (422) (2,953) (700) Non-recurring transaction and acquisition expense - (3,306) - (3,306) M&A transaction legal expense (224) - (2,059) - Sales, general and administrative expense (non-GAAP) 113,948$ 43,257$ 207,816$ 77,745$ Cash operating expense 136,664$ 63,013$ 253,791$ 116,600$